Exhibit 23.5
Consent of Robert L. McDowell to be named as Director-Appointee
CONSENT OF ROBERT L. MCDOWELL
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the disclosures made regarding him in the registration statement on Form S-1 being filed by FGX International Holdings Limited, a British Virgin Islands business company, with the Securities and Exchange Commission (File No. 333-139525). The undersigned also hereby consents to act as a director of FGX International Holdings Limited, effective immediately prior to, and contingent on the completion of, the offering.

/s/ Robert L. McDowell
Robert L. McDowell

Dated: March 20, 2007